Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports First Quarter 2009 Financial Results; Revenue and Earnings Impacted By Machinists’ Strike at Boeing
•	First quarter 2009 Revenues of $887 million; Operating Margins of 11 percent

•	First quarter 2009 Fully Diluted EPS of $0.45 per share; Includes ($0.18) per share of strike impact as a result of lower deliveries

•	Cash and Cash Equivalents were $116 million

•	Total backlog of approximately $29.6 billion
     Wichita, Kan., April 30, 2009 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter financial results reflecting solid operating performance as the company returned to full-rate production by the end of the quarter following the International Association of Machinists and Aerospace Workers (IAM) strike at The Boeing Company in the third and fourth quarters of 2008.
     Spirit’s first quarter 2009 revenues were $887 million and operating income was $98 million, as the impact from the Machinists’ strike at Boeing carried over into the first quarter of 2009, resulting in reduced unit delivery volumes, revenues, and earnings compared to the first quarter of 2008. (Table 1)
Table 1. Summary Financial Results

	1st Quarter
($ in Millions, except per share data)	2009	2008	Change

Revenues	$887	$1,036	(14%)
Operating Income	$98	$130	(25%)
Operating Income as a % of Revenues	11.0%	12.6%	(160) BPS
Net Income	$63	$85	(26%)
Net Income as a % of Revenues	7.1%	8.2%	(110) BPS
Earnings per Share (Fully diluted)	$0.45	$0.61	(26%)
Fully Diluted Weighted Avg Share Count (Millions)	139.9	139.6

     Net income for the first quarter of 2009 was $63 million, or $0.45 per fully diluted share, compared to $85 million, or $0.61 per fully diluted share, for the same period in 2008.
     During the first quarter of 2009, Spirit gradually returned to full-rate production following a Machinists’ strike at The Boeing Company. Spirit continued to utilize a reduced work week schedule early in the first quarter and returned to full work weeks as the quarter progressed. As a result, first quarter 2009 ship set deliveries to Boeing were 30 units below pre-strike delivery levels, resulting in a revenue reduction of $256 million and a reduction in earnings per share of $0.18.
     “The first quarter results reflect solid operating performance as we managed through the residual impact of the Machinists’ strike at Boeing,” said President and Chief Executive Officer Jeff Turner. “Our team has done an outstanding job of adjusting to the challenges posed by the Machinists’ strike. Those adjustments included balancing the requirements of our customers, shareholders, employees, and communities, while staying focused and maintaining the health of our business through a difficult period.”
     “Looking forward, we are now in a period where the end-market for our core products is being impacted by the economic challenges facing communities and countries around the world. We will continue to manage resources prudently given these uncertain times, while focusing on meeting our commitments to our customers. Maintaining our customer focus and managing well through the cycle will enable Spirit to realize the long-term plan for value creation we have established over the past four years,” Turner concluded.
     Spirit’s backlog decreased by approximately 7 percent during the first quarter of 2009, as deliveries exceeded orders and new business wins for the first time since the company was formed in June of 2005. The company continues to pursue new business opportunities in commercial aerospace and defense markets. The company’s backlog at the end of the first quarter was $29.6 billion. Spirit’s backlog is calculated based on contractual prices for products and volumes from the published firm order backlogs of Boeing and Airbus, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the first quarter of 2009, resulting in a $3 million unfavorable cumulative catch-up adjustment. Spirit recognized a $2 million favorable cumulative catch-up adjustment during the first quarter of 2008.

     On April 29, 2009, Textron’s Cessna Aircraft division announced the suspension of the Citation Columbus development program because of difficult conditions in the business jet market. Given the program suspension and at Cessna’s direction, Spirit is suspending work immediately on its design and build efforts in support of the Columbus program. At the end of the first quarter of 2009, Spirit had approximately $20 million in inventory net of customer pre-payments associated with the Columbus development effort. The company is assessing the financial implications of the suspension, and expects to complete its analysis in connection with the preparation of its financial statements for the second quarter. Spirit remains confident in the viability of this program over the long-term and anticipates its restart at the appropriate time.
     Cash flow from operations was ($149) million for the first quarter of 2009, compared to $71 million for the first quarter 2008. The company continues to invest in new programs, reflected largely as growth in inventory balances. The first quarter of 2009 cash flows were also negatively impacted by an abnormally large increase in accounts receivable, driven largely by the residual effects of the Machinists’ strike at Boeing. (Table 2)
Table 2. Cash Flow and Liquidity

	1st Quarter
($ in Millions)	2009	2008

Cash Flow from Operations	$(149)	$71
Purchases of Property, Plant & Equipment	$(54)	$(66)

	April 2,	December 31,
Liquidity	2009	2008

Cash	$116	$217
Total Debt	$663	$588
     Cash balances at the end of the first quarter of 2009 were $116 million and debt balances were $663 million. During the first quarter of 2009, the company utilized its credit-line as it continued to manage through the impact of the Machinists’ strike at Boeing while executing new development programs. Spirit ended the quarter with $75 million borrowed from its revolving credit facility, resulting in $575 million remaining unused. Approximately $17 million of the credit facility is reserved for financial letters of credit.
     The company’s credit ratings remained unchanged with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.

2009 Outlook
     Spirit revenue guidance for the full-year 2009 remains unchanged and is expected to be between $4.25 and $4.35 billion based on Boeing’s 2009 delivery guidance of 480-485 aircraft; anticipated ramp-up of 787 deliveries; 2009 expected Airbus deliveries of up to 483 aircraft; internal Spirit forecasts for non-OEM production activity and non-Boeing and Airbus customers; and foreign exchange rates consistent with year-end 2008 levels.
     Fully diluted earnings per share for 2009 also remains unchanged and is expected to be between $2.15 and $2.35, largely reflecting stable production of large commercial aircraft as compared to 2008, excluding the impact of the strike at Boeing, and a continued focus on expense management and improved operating efficiencies. Financial guidance for 2009 excludes potential financial impacts associated with the suspension of the Cessna Citation Columbus program.
     Cash flow from operations less capital expenditures, net of customer reimbursements, is expected to be positive in the aggregate for the full-year 2009, with capital expenditures expected to be approximately $250 million. (Table 3)

Table 3. Financial Outlook	2008 Actual	2009 Guidance	Change
Revenues	$3.8 billion	$4.25 - $4.35 billion	12% - 14%
Earnings Per Share (Fully Diluted)	$1.91	$2.15 - $2.35	13% - 23%
Effective Tax Rate (% Pre-Tax Earnings)	30.9%	~33%
Cash Flow From Operations Capital Expenditures	$211 million $236 million	Net positive with ~ $250 million of Capital Expenditures
Capital Reimbursement	$116 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be affected by the impact of a deep recession on business and consumer confidence and the impact of continuing turmoil in the global financial and credit markets; declining business jet manufacturing rates and increasing customer cancellations as a result of the weak economy, scarcity of aircraft financing and high levels of used business jet inventories; the success and timely execution of key milestones such as first flight and first delivery progression of Boeing’s new B787 and Airbus’ new A350 aircraft programs, including receipt of necessary regulatory approvals; our ability to balance the needs of customers and suppliers as we adjust to Boeing’s strike-impacted delivery schedule; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing, Airbus, and other customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds, extend or renew our revolving credit facility, or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the effect of new commercial and business aircraft development programs, and the resulting timing and resource requirements that may be placed on us; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the first quarter of 2009 were $430.5 million, down 12.5 percent over the same period last year largely due to fewer unit deliveries as a result of the Machinists’ strike at Boeing, partially offset by higher 787 and new non-Boeing program revenues. Operating margin for the first quarter of 2009 was 17.4 percent, down from 18.1 percent in the first quarter of 2008, as an unfavorable cumulative catch-up of $2 million was realized during the first quarter of 2009, versus an immaterial amount in the first quarter of 2008. Higher segment Research & Development and administrative expense as a percent of sales driven by the strike related volume decline also contributed to lower segment margins.
Propulsion Systems
     Propulsion Systems segment revenues for the first quarter of 2009 were $227.4 million, down 17.2 percent over the same period last year largely due to fewer unit deliveries as a result of the Machinists’ strike at Boeing offset by increasing Aftermarket sales. Operating margin for the first quarter of 2009 was 17.0 percent, up from 16.2 percent in the first quarter of 2008, as a favorable cumulative catch-up of $3 million was realized during the first quarter of 2009, versus an immaterial amount in the first quarter of 2008.
Wing Systems
     Wing Systems segment revenues for the first quarter of 2009 were $220.9 million, down 15.8 percent over the same period last year, due to a strengthening U.S. dollar which caused Spirit Europe revenues to be $40 million below the prior year period when calculated using consistent exchange rates and fewer unit deliveries as a result of the Machinists’ strike at Boeing. Operating margin for the first quarter of 2009 was 8.8 percent, down from 12.4 percent in the first quarter of 2008, as an unfavorable cumulative catch-up of $4 million was realized during the first quarter of 2009, primarily due to Spirit Europe’s recognition of a forward-loss on a supply contract with Hawker Beechcraft. During the first quarter of 2008, the segment realized a favorable $2 million cumulative catch-up adjustment. Higher segment Research & Development expense for new programs also contributed to the quarter over quarter segment margin decline.

Table 4. Segment Reporting

	(Unaudited)
	1st Quarter
($ in Millions, except margin percent)	2009	2008	Change

Segment Revenues
Fuselage Systems	$430.5	$492.0	(12.5%)
Propulsion Systems	$227.4	$274.7	(17.2%)
Wing Systems	$220.9	$262.3	(15.8%)
All Other	$8.6	$7.4	16.2%

Total Segment Revenues	$887.4	$1,036.4	(14.4%)

Segment Earnings from Operations
Fuselage Systems	$74.9	$89.1	(15.9%)
Propulsion Systems	$38.7	$44.5	(13.0%)
Wing Systems	$19.5	$32.5	(40.0%)
All Other	$0.4	$0.4	0.0%

Total Segment Operating Earnings	$133.5	$166.5	(19.8%)

Unallocated Corporate SG&A Expense	$(35.5)	$(36.1)	(1.7%)
Unallocated Research & Development Expense	$(0.2)	$(0.2)	0.0%

Total Earnings from Operations	$97.8	$130.2	(24.9%)

Segment Operating Earnings as % of Revenues
Fuselage Systems	17.4%	18.1%	(70) BPS
Propulsion Systems	17.0%	16.2%	80 BPS
Wing Systems	8.8%	12.4%	(360) BPS
All Other	4.7%	5.4%	(70) BPS

Total Segment Operating Earnings as % of Revenues	15.0%	16.1%	(110) BPS

Total Operating Earnings as % of Revenues	11.0%	12.6%	(160) BPS
Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

2008 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2008

B737	93	95	87	42	317
B747	4	7	4	1	16
B767	3	3	3	1	10
B777	20	22	18	8	68
B787	1	1	1	0	3

Total	121	128	113	52	414
A320 Family	95	95	90	87	367
A330/340	24	21	23	22	90
A380	4	2	4	6	16

Total	123	118	117	115	473

Hawker 850XP	15	24	24	28	91

Total Spirit	259	270	254	195	978

2009 Spirit AeroSystems Deliveries

1st Qtr
B737	74
B747	3
B767	3
B777	21
B787	2

Total	103

A320 Family	105
A330/340	26
A380	0

Total	131

Hawker 850XP	18

Total Spirit	252

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	April 2, 2009	March 27, 2008
	($ in millions, except per share data)

Net Revenues	$887.4	$1,036.4
Operating costs and expenses:
Cost of sales	737.3	857.3
Selling, general and administrative	38.4	39.1
Research and development	13.9	9.8

Total Operating Costs and Expenses	789.6	906.2
Operating Income	97.8	130.2
Interest expense and financing fee amortization	(9.1)	(9.1)
Interest income	2.6	5.7
Other income	1.5	1.4

Income Before Income Taxes	92.8	128.2
Income tax provision	(30.2)	(43.0)

Income Before Equity in Net Income of Affiliate	62.6	85.2
Equity in net income of affiliate	0.1	—

Net Income	$62.7	$85.2

Earnings per share
Basic	$0.46	$0.62
Shares	137.1	136.8

Diluted	$0.45	$0.61
Shares	139.9	139.6

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	April 2, 2009	December 31, 2008
	($ in millions)
Current assets
Cash and cash equivalents	$115.6	$216.5
Accounts receivable, net	268.6	149.3
Current portion of long-term receivable	82.6	108.9

Inventory, net	2,118.4	1,882.0
Other current assets	76.1	76.6
Total current assets	2,661.3	2,433.3
Property, plant and equipment, net	1,107.0	1,068.3
Pension assets	59.9	60.1
Other assets	194.4	198.6

Total assets	$4,022.6	$3,760.3

Current liabilities
Accounts payable	$435.9	$316.9
Accrued expenses	175.3	161.8
Current portion of long-term debt	6.7	7.1
Advance payments, short-term	174.7	138.9
Deferred revenue, short-term	75.8	110.5
Other current liabilities	37.9	8.1

Total current liabilities	906.3	743.3
Long-term debt	655.9	580.9
Advance payments, long-term	863.6	923.5
Deferred revenue and other deferred credits	64.6	58.6
Pension/OPEB obligation	47.8	47.3
Other liabilities	121.3	109.2
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—

Common stock, Class A par value $0.01, 200,000,000 shares authorized, 103,546,281 and 103,209,466 issued and outstanding, respectively	1.0	1.0

Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,624,147 and 36,679,760 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	941.5	939.7
Minority Interest	0.5	0.5
Accumulated other comprehensive income	(133.1)	(134.2)
Retained earnings	552.8	490.1

Total shareholders’ equity	1,363.1	1,297.5

Total liabilities and shareholders’ equity	$4,022.6	$3,760.3

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	April 2, 2009	March 27, 2008
	($ in millions)
Operating activities
Net Income	$62.7	$85.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	30.7	28.0
Amortization expense	2.2	2.1
Accretion of long-term receivable	(2.5)	(4.9)
Employee stock compensation expense	2.8	3.7
Loss from the ineffectiveness of hedge contracts	—	0.3
Gain from foreign currency transactions	(0.7)	—
Loss on disposition of assets	0.2	0.7
Deferred taxes	(2.2)	(2.1)
Pension and other post-retirement benefits, net	0.4	(7.2)
Grant income	(0.2)	—
Equity in net income of affiliate	(0.1)	—
Changes in assets and liabilities
Accounts receivable	(121.6)	(66.4)
Inventory, net	(235.4)	(155.8)
Accounts payable and accrued liabilities	134.2	60.8
Advance payments	(24.1)	89.1
Deferred revenue and other deferred credits	(27.6)	(8.5)
Other	32.1	46.3

Net cash provided by (used in) operating activities	(149.1)	71.3

Investing Activities
Purchase of property, plant and equipment	(54.4)	(65.7)
Long-term receivable	28.8	—
Other	0.3	(0.1)

Net cash (used in) investing activities	(25.3)	(65.8)

Financing Activities
Proceeds from revolving credit facility	100.0	75.0
Payments on revolving credit facility	(25.0)	—
Proceeds from government grants	0.5	—
Principal payments of debt	(1.9)	(3.2)
Debt issuance costs	—	(6.8)

Net cash provided by financing activities	73.6	65.0

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.5)

Net increase (decrease) in cash and cash equivalents for the period	(100.9)	70.0
Cash and cash equivalents, beginning of the period	216.5	133.4

Cash and cash equivalents, end of the period	$115.6	$203.4